Exhibit 99.1

CENDANT REPORTS RESULTS FOR FIRST QUARTER 2005

1Q 2005 EPS from Continuing Operations Was $0.06,
Including $0.20 Per Share in Transaction Related Charges

1Q 2005 Revenue Increased 10% to $3.9 Billion versus $3.5 Billion in 1Q 2004

Planned Minimum 2005 Share Repurchases Doubled to $1.0 Billion,
Plus Option Exercise Proceeds

New York, April 25, 2005 – Cendant Corporation (NYSE: CD) today reported results for first quarter 2005, which reflected revenue growth in the Company’s core real estate and travel services businesses. Revenue totaled $3.9 billion, an increase of 10% over first quarter 2004. EPS from Continuing Operations was $0.06, including a previously disclosed non-cash impairment charge of $180 million ($0.17 per share) in connection with the spin-off of PHH and a pretax charge of $49 million ($0.03 per share) related to restructuring activities undertaken following the PHH spin-off and initial public offering of Wright Express, and other transaction related costs. Net Income (Loss) was ($82) million, versus $441 million in first quarter 2004, reflecting the above-referenced charges as well as net losses of $145 million related to the disposition of discontinued operations.

Cendant’s Chairman and Chief Executive Officer, Henry R. Silverman, stated: “Our first quarter results reflect the strength and improving fundamentals of our businesses, and our Board and management believe that our equity is being significantly undervalued by the market. Accordingly, we have doubled our planned minimum funding for share repurchases in 2005 to $1.0 billion, plus proceeds from option exercises.”

Cendant’s President and Chief Financial Officer, Ronald L. Nelson, elaborated: “The first quarter results reflect continued strong performance in the Company’s core real estate and travel units, including record first quarter revenues in virtually all of our business units. While reported EPS was distorted by charges and integration costs, on an organic basis the Company’s revenue and EBITDA from core operating segments increased by 8% and 9%, respectively, excluding the impact of the restructuring charges.

“Additionally, we are nearing completion of our strategic realignment to solely a travel and real estate services company. Already this year, we have successfully completed the spin-off of PHH, the IPO of Wright Express and the acquisitions of ebookers and Gullivers Travel Associates. As previously announced, we expect to complete the realignment with the sale of our Marketing Services Division in the third quarter.

“Looking ahead to 2006, we expect to achieve accelerated growth as we begin to reap the benefits of the investments we are making in 2005. In addition, we continue to return capital to shareholders through our dividend, which we recently increased by 22% effective in the third quarter, and by repurchasing $231 million of our stock ($111 million net of option exercise proceeds) during the first quarter.”

First Quarter 2005 Results of Core Operating Segments
The following discussion of operating results focuses on revenue and EBITDA for each of our core operating segments. Revenue and EBITDA are expressed in millions.

Real Estate Services
(Consisting of the Company’s real estate franchise brands, brokerage operations, relocation services, settlement services and, subsequent to January 31, 2005, the mortgage origination venture with PHH Corporation)

	2005	2004	% change

Revenue	$1,410	$1,216	16%

EBITDA	$161	$131	23%

Revenue and EBITDA increased primarily due to strong growth in royalties earned by our real estate franchise businesses and real estate commissions earned by NRT, our real estate brokerage unit. Real estate franchise royalty and marketing fund revenue increased 29%, primarily due to a 15% increase in the average price of homes sold and a 9% increase in organic closed sides volume. Revenue generated by NRT increased 17%, primarily due to a 20% increase in the average price of homes sold. Closed sides volume at NRT declined, as expected, reflecting unusually low inventories of homes for sale in the primary coastal regions where NRT operates, which also positively impacted pricing growth. In addition, EBITDA includes a previously disclosed $4 million charge related to restructuring activities.

Hospitality Services
(Consisting of the Company’s franchised lodging brands, timeshare exchange and vacation rental businesses)

	2005	2004	% change

Revenue	$395	$331	19%

EBITDA	$125	$126	(1%)

Revenue increased due to growth in all of our hospitality services businesses. Revenue from lodging franchise grew 20%, including a 13% increase in revenue per available room; revenue from our timeshare exchange business increased 6%, including a 5% increase in subscribers; and revenue from our vacation rental business increased 52% due to the 2004 acquisitions of Landal GreenParks and Canvas Holidays Limited. EBITDA was negatively impacted by a $6 million loss at Landal GreenParks, which we did not own in first quarter 2004, and a previously disclosed $5 million charge related to restructuring activities. Landal GreenParks is seasonally weakest and generally operates at a loss in the first quarter.

Timeshare Resorts
(Consisting of the Company’s timeshare sales and development businesses)

	2005	2004	% change

Revenue	$368	$350	5%

EBITDA	$40	$43	(7%)

Revenue grew due to an 8% increase in tour volume and a 15% increase in average price per sales transaction, partially offset by lower close rates and a reduction in high-margin upgrade sales, which were $12 million higher in first quarter 2004 due to a special promotion. Tour flow and average price were enhanced by our expansion in premium destinations including Hawaii, Las Vegas and Orlando, the opening of new sales offices and marketing alliances. EBITDA comparisons were negatively impacted primarily by the reduction in upgrade sales and by a previously disclosed $1 million charge related to restructuring activities.

Vehicle Rental
(Consisting of the Company’s car and truck rental businesses)

	2005	2004	% change

Revenue	$1,089	$1,001	9%

EBITDA	$66	$68	(3%)

Revenue increased due to growth in our Avis and Budget car rental operations and our Budget truck rental operations. Car rental revenue increased 9% worldwide due to a 10% increase in rental day volume, which was partially offset by a 2% decrease in price. The reduced pricing resulted primarily from the Company’s strategic decision to reposition Budget to be more competitive with other leisure-focused car rental brands, which in turn had a positive impact on rental day volume growth. In addition, truck rental revenue increased 11%. The positive revenue impact was more than offset in EBITDA by a previously disclosed $8 million charge related to restructuring activities and by higher vehicle depreciation and operating expenses due to growth in our rental fleet to support higher demand.

Travel Distribution Services
(Consisting of electronic global distribution services for the travel industry, corporate and consumer online travel services, and travel agency services)

	2005	2004	% change

Revenue	$552	$452	22%

EBITDA	$129	$124	4%

Revenue and EBITDA increased principally due to growth in our online travel agency businesses. The acquisitions of Orbitz, ebookers and Flairview Travel contributed $114 million of revenue and $12 million of EBITDA, despite $10 million of costs incurred to integrate these businesses. Apart from these acquisitions, revenue in our travel agency businesses increased $12 million, or 44% organically, driven by 43% growth in on-line gross bookings, substantially at CheapTickets.com, which also experienced improved margins. Revenue from GDS and Supplier Services decreased 3% primarily due to a decline in global GDS yield. In addition, revenue was negatively impacted by $15 million due to the transfer of our membership travel business to our Marketing Services Division effective January 1, 2005. EBITDA comparisons were negatively impacted by a previously disclosed $10 million charge related to restructuring activities and by $11 million relating to a benefit plan change that reduced expenses in first quarter 2004.

Recent Achievements and Strategic Initiatives

•	Generated Net Cash Provided by Operating Activities of $585 million and Free Cash Flow of $236 million. For the full year 2005, the Company continues to project more than $3 billion of Net Cash Provided by Operating Activities and almost $2 billion of Free Cash Flow. However, the seasonality of the Company’s cash flow has changed as a result of the recent divestitures and increasing focus on travel. Therefore, the majority of the Company’s Free Cash Flow is expected to be generated during the second and third quarters of this year.

•	Utilized $231 million of cash for the repurchase of common stock ($111 million net of proceeds from option exercises). In addition, the Company today announced that its Board of Directors approved a $500 million increase to the Company’s existing stock repurchase program and that the Company plans to utilize at least $1.0 billion, plus proceeds from option exercises, for share repurchases in 2005, an increase of $400 – 600 million from its previously announced plan. The Company expects that fully diluted shares will decrease by about 10 million shares per quarter during the remainder of 2005. Fully diluted shares decreased by approximately 4.5 million as of March 31, 2005 from the December 31, 2004 amount.

In addition, the Company recently:

•	Completed the spin-off of its former mortgage, fleet leasing and appraisal businesses to Cendant’s shareholders in a tax-free distribution of the common stock of PHH Corporation. In connection with the spin-off, Cendant entered into a mortgage origination venture with PHH. PHH will manage this venture. Cendant did not retain any mortgage servicing rights asset risk.

•	Completed the sale of 100% of its ownership interest in Wright Express in an initial public offering. Cendant received approximately $1 billion in aggregate proceeds from the transaction.

•	Completed the acquisition of UK-based ebookers, a leading pan-European travel agency with Web sites serving 13 European countries. The acquisition is expected to be neutral to Cendant’s EPS in 2005, including the impact of integration costs, and $0.02 - $0.03 accretive in 2006.

•	Completed the acquisition of UK-based Gullivers Travel Associates, including its Octopus Travel Group Ltd. subsidiary. Gullivers is a leading wholesaler of hotel stays, destination services, travel packages and group tours, primarily serving the Asian and European markets, and OctopusTravel.com is a global online provider of lodging and destination services, selling directly to consumers, as well as through third-party affiliates and primarily low cost airlines. The transaction is expected to be $0.00 — $0.01 dilutive to Cendant’s EPS in 2005, including the impact of integration costs, and $0.05 — $0.06 accretive in 2006.

•	Announced a 22% increase in the Company’s regular quarterly cash dividend to $0.11 from $0.09 per common share, effective with the third quarter 2005 dividend payment and subject to official declaration of such dividend by its Board of Directors.

•	Announced that, pursuant to the recently enacted American Jobs Creation Act, the Company plans to repatriate approximately $555 million of foreign earnings and profits in 2005, which it will use for domestic investment purposes.

•	Announced that, with respect to the sale of the Marketing Services Division, the process is progressing as planned and the Company has received several non-binding indications of interest well in excess of $2 billion. As a result, the Company continues to expect that the disposition will be completed during the third quarter of 2005. See Forward Looking Statements at the end of this release for certain contingencies relating to the Marketing Services Division disposition.

Other Items

•	Corporate and Other – The first quarter 2005 Revenue and EBITDA amounts include gains of $18 million related to the Company’s sales of Homestore common stock, versus gains of $33 million in first quarter 2004. The gains in first quarter 2005 were offset in EBITDA by previously disclosed charges aggregating $18 million related to restructuring activities.

•	Mortgage Services – Revenue and EBITDA amounts reflect the results of the Company’s former mortgage unit for the full first quarter in 2004 but only for the month of January in 2005, due to the spin-off of PHH Corporation on January 31, 2005. In addition, Mortgage Services EBITDA in first quarter 2005 includes the previously disclosed non-cash impairment charge of $180 million ($0.17 per share) and transaction costs of $3 million, both in connection with the spin-off of PHH.

•	Depreciation and Amortization – First quarter 2005 results include $11 million of accelerated depreciation and amortization related to the Orbitz acquisition.

•	Provision for Income Taxes – The Company’s effective tax rate for first quarter 2005 was higher primarily due to the non-deductibility of the impairment charge associated with the PHH spin-off.

•	Discontinued Operations – Includes income from the Company’s Marketing Services Division and former fleet, Wright Express and appraisal units, which have been reclassified as discontinued operations. Also includes a previously disclosed non-cash impairment charge of $308 million ($0.29 per share) and transaction costs of $4 million, both in connection with the spin-off of PHH, and a gain on the disposal of Wright Express of $175 million ($0.16 per share).

Outlook
The Company increased the low-end of its EPS projections for full year 2005, announced in its press release dated April 6, 2005, by $0.01 per share to reflect the impact of the first quarter results:

	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Year
2005 EPS from Continuing Operations before Transaction Related Charges	$0.34 - $0.36	$0.47 - $0.50	$0.29 - $0.32	$1.35 - $1.42
2005 Transaction Related Charges(a)	–	–	–	($0.20)

2005 EPS from Continuing Operations(a)	$0.34 - $0.36	$0.47 - $0.50	$0.29 - $0.32	$1.15 - $1.22

2006 EPS from Continuing Operations				$1.62 - $1.72

(a)	Includes a non-cash impairment charge of $0.17 per share in connection with the spin-off of PHH and a $0.03 per share charge related to restructuring activities and other transaction related costs, both of which were recorded in first quarter 2005.

The Company continues to expect each of its core operating segments to report growth in revenue and EBITDA for full year 2005, despite the charges related to restructuring activities recorded in the first quarter and integration costs throughout the year. In particular, the Company announced the following detailed financial projections for full year 2005:

(in millions)	Full Year 2004	Full Year 2005
	Actual	Projected (a)
Revenue
Real Estate Services	$6,552	$7,050 – 7,250

Hospitality Services	1,340	1,500 – 1,575
Timeshare Resorts	1,544	1,650 – 1,725
Vehicle Rental	4,424	4,750 – 5,000

Total Travel Content	$7,308	$7,900 – 8,300

Travel Distribution Services (b)	1,788	2,600 – 2,700

Total Travel	$9,096	$10,500 – 11,000

Total Core Operating Segments	$15,648	$17,625 – 18,125
Mortgage Services (c)	700	46
Corporate and Other	56	4 – 54

Total Company	$16,404	$17,675 – 18,225

EBITDA (d)
Real Estate Services	$1,131	$1,150 – 1,200

Hospitality Services	460	485 – 510
Timeshare Resorts	254	265 – 290
Vehicle Rental	467	475 – 525

Total Travel Content	$1,181	$1,225 – 1,325

Travel Distribution Services	466	640 – 690

Total Travel	$1,647	$1,865 – 2,015

Total Core Operating Segments	$2,778	$3,070 – 3,130
Mortgage Services (c) (e)	97	(181)
Corporate and Other	(66)	(144 – 109)

Depreciation and amortization (f)	(483)	(580 – 550)
Amortization of pendings/listings	(16)	(25 – 15)
Interest expense, net (f) (g)	(263)	(195 – 175)

Pretax income (d) (e)	$2,047	$1,945 – 2,100
Provision for income taxes	(674)	(725 – 780)
Minority interest	(8)	(5 – 10)

Income from continuing operations (d) (e)	$1,365	$1,215 – 1,310

Diluted weighted average shares outstanding (h)	1,064	1,075 – 1,060

(a)	Projections do not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.

(b)	2005 revenue projections for Travel Distribution Services have been reduced by $100 million to reflect the impact of the transfer of our membership travel business to our Marketing Services Division effective January 1, 2005.

(c)	Reflects the results of the Company’s former mortgage unit for the full year in 2004 but only for the month of January in 2005, due to the spin-off of PHH Corporation on January 31, 2005.

(d)	2005 includes approximately $53 million of pretax charges related to restructuring activities and other transaction related costs, approximately $49 million of which was recorded in the first quarter.

(e)	2005 includes the previously disclosed non-cash impairment charge recorded in connection with the spin-off of PHH of $180 million ($0.17 per share).

(f)	Depreciation and amortization excludes amounts related to our assets under management programs, and interest expense excludes amounts related to our debt under management programs, both of which are already reflected in EBITDA.

(g)	2005 interest expense includes the reversal of $73 million of accrued interest in the first quarter related to a litigation settlement.

(h)	Diluted weighted average shares outstanding is expected to increase modestly in 2005 due primarily to the full-year impact of the settlement of the Upper DECS securities in August 2004, which resulted in the issuance of 38 million shares of Cendant common stock. Our diluted shares outstanding are expected to decrease throughout 2005 due to share repurchases. However, diluted shares outstanding may be influenced by factors outside of the Company’s control, including Cendant’s stock price.

Investor Conference Call
Cendant will host a conference call to discuss the first quarter results on Tuesday, April 26, 2005, at 11:00 a.m. (ET). Investors may access the call live at www.cendant.com or by dialing 312-461-9409. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on April 26, 2005 until 8:00 p.m. (ET) on May 3, 2005 at 719-457-0820, access code: 9297747.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.

Forward Looking Statements
Statements about future results made in this release, including the projections and the statements attached hereto, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-K for the year ended December 31, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

In connection with the disposition of the Marketing Services Division, the transaction is subject to a number of uncertainties and there can be no assurances that a transaction will be entered into, or consummated during the time period expected by Cendant or at a specific valuation. The ability to enter into the transaction, consummate the transaction and/or obtain a specific valuation is subject to completion of due diligence by the prospective purchasers, the negotiation of definitive documentation relating to the transaction, the ability of such purchasers to finance the transaction, changes in the business or prospects of the Marketing Services Division and receipt of any necessary consents and/or regulatory approvals.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 10 to this release.

Media Contact:	Investor Contacts:
Elliot Bloom 212-413-1832	Sam Levenson 212-413-1834

Henry A. Diamond 212-413-1920

# # #

Tables Follow

Table 1

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	First Quarter
	2005	2004	% Change
Income Statement Items
Net Revenues	$3,877	$3,540	10%
Pretax Income (A)	179	296	(40%)
Income from Continuing Operations	63	200	(69%)
EPS from Continuing Operations (diluted)	0.06	0.19	(68%)

Cash Flow Items
Net Cash Provided by Operating Activities	$585	$346
Free Cash Flow (B)	236	262
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(393)	(100)
Net Borrowings	597	9
Net Repurchases of Common Stock	(111)	(405)
Payment of Dividends	(96)	(72)

	As of	As of
	March 31, 2005	December 31, 2004
Balance Sheet Items
Total Corporate Debt	$4,908	$4,330
Cash and Cash Equivalents	1,363	467
Total Stockholders’ Equity	11,195	12,695

Segment Results
	First Quarter
	2005	2004	% Change
Net Revenues
Real Estate Services	$1,410	$1,216	16%

Hospitality Services	395	331	19%
Timeshare Resorts	368	350	5%
Vehicle Rental	1,089	1,001	9%

Total Travel Content	1,852	1,682	10%

Travel Distribution Services	552	452	22%

Total Travel	2,404	2,134	13%

Total Core Operating Segments	3,814	3,350	14%
Mortgage Services	46	152	*
Corporate and Other	17	38	*

Total Company	$3,877	$3,540	10%

EBITDA (C)
Real Estate Services	$161	$131	23%

Hospitality Services	125	126	(1%)
Timeshare Resorts	40	43	(7%)
Vehicle Rental	66	68	(3%)

Total Travel Content	231	237	(3%)

Travel Distribution Services	129	124	4%

Total Travel	360	361	—

Total Core Operating Segments	521	492	6%
Mortgage Services	(181)	1	*
Corporate and Other	(39)	(5)	*

Total Company	$301	$488	(38%)

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$301	$488
Less: Non-program related depreciation and amortization	137	111
Non-program related interest expense, net	(18)	77
Amortization of pendings and listings	3	4

Pretax Income (A)	$179	$296	(40%)

*	Not meaningful.
(A)
Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2. See Table 2 for a reconciliation of Pretax Income to Net Income (Loss).

(B)	See Table 10 for a description of Free Cash Flow and Table 8 for the underlying calculations.
(C)	See Table 10 for a description of EBITDA.

Table 2

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Revenues
Service fees and membership, net	$2,756	$2,497
Vehicle-related	1,089	1,001
Other	32	42

Net revenues	3,877	3,540

Expenses
Operating	2,252	2,050
Vehicle depreciation, lease charges and interest, net	324	311
Marketing and reservation	424	355
General and administrative	336	333
Non-program related depreciation and amortization	137	111
Non-program related interest expense, net	(18)	77
Acquisition and integration related costs:
Amortization of pendings and listings	3	4
Other	11	3
Restructuring and transaction-related charges	49	—
Valuation charge associated with PHH spin-off	180	—

Total expenses	3,698	3,244

Income before income taxes and minority interest	179	296
Provision for income taxes	115	92
Minority interest, net of tax	1	4

Income from continuing operations	63	200
Income (loss) from discontinued operations, net of tax (*)	(8)	241
Loss on disposal of discontinued operations, net of tax
Valuation and transaction-related charges associated with PHH spin-off	(312)	—
Gain on disposal of Wright Express Corporation	175	—

Net income (loss)	$(82)	$441

Earnings per share
Basic
Income from continuing operations	$0.06	$0.20
Income (loss) from discontinued operations	(0.01)	0.23
Loss on disposal of discontinued operations	(0.13)	—

Net income (loss)	$(0.08)	$0.43

Diluted
Income from continuing operations	$0.06	$0.19
Income (loss) from discontinued operations	(0.01)	0.23
Loss on disposal of discontinued operations	(0.13)	—

Net income (loss)	$(0.08)	$0.42

Weighted average shares outstanding
Basic	1,053	1,015
Diluted	1,079	1,059

(*)
Includes the results of operations of (i) the Company’s former fuel card business, Wright Express Corporation, which was disposed of in February 2005, (ii) the Company’s former fleet leasing and appraisal businesses, which were spun-off with its former mortgage business in January 2005 (the Company was prohibited from presenting the former mortgage business as a discontinued operation due to its participation in a venture), (iii) the Company’s Marketing Services division, for which its Board of Directors formally approved a disposition plan in March 2005 and (iv) in 2004, the Company’s former tax preparation business, Jackson Hewitt Tax Service Inc., which was disposed of in June 2004.

Table 3

Cendant Corporation and Subsidiaries
ORGANIC GROWTH BY SEGMENT
(In millions)

		REVENUES
		First Quarter
		2005	2004	%*
	Real Estate Services (B)	$1,348	$1,215	11%

	Hospitality Services (C)	351	331	6%
	Timeshare Resorts (D)	368	344	7%
	Vehicle Rental	1,089	1,001	9%

	Total Travel Content	1,808	1,676	8%

	Travel Distribution Services (E)	438	437	—

	Total Travel	2,246	2,113	6%

	Total Core Operating Segments	$3,594	$3,328	8%

		EBITDA			EBITDA Excluding Restructuring Charges
		First Quarter			First Quarter
		2005	2004	%*	2005 (A)	2004	%*
	Real Estate Services (B)	$153	$131	17%	$157	$131	20%

	Hospitality Services (C)	127	126	1%	132	126	5%
	Timeshare Resorts (D)	40	37	7%	41	37	8%
	Vehicle Rental	66	68	(3%)	74	68	8%

	Total Travel Content	233	231	1%	247	231	6%

	Travel Distribution Services (E)	118	123	(4%)	128	123	4%

	Total Travel	351	354	(1%)	375	354	6%

	Total Core Operating Segments	$504	$485	4%	$532	$485	9%

	Reconciliation of Organic EBITDA to Pretax Income
	Pretax Income (F)	$179	$296		$179	$296
Add:	Non-program related depreciation and amortization	137	111		137	111
	Non-program related interest expense, net	(18)	77		(18)	77
	Amortization of pendings and listings	3	4		3	4

	Total Company EBITDA	301	488		301	488
Less:	Mortgage Services	(181)	1		(181)	1
	Corporate and Other	(39)	(5)		(39)	(5)

	EBITDA for Total Core Operating Segments	521	492		521	492
	Adjustments to arrive at Organic EBITDA for Total Core Operating Segments	(17)	(7)		11	(7)

	Organic EBITDA for Total Core Operating Segments (per above)	$504	$485		$532	$485

*	Amounts may not calculate due to rounding in millions.
(A)
Excludes restructuring charges of $4 million, $5 million, $1 million, $8 million and $10 million within the Real Estate Services, Hospitality Services, Timeshare Resorts, Vehicle Rental and Travel Distribution Services segments, respectively.

(B)
Includes a reduction to revenue and EBITDA growth of $61 million and $8 million, respectively, primarily related to the acquisition of Sotheby’s International Realty in February 2004, the acquisitions of significant real estate brokerage businesses during or subsequent to first quarter 2004 and a refinement during first quarter 2005 to how we estimate transactions that closed during the quarter when those transactions have not yet been reported to us by our franchisees.

(C)
Includes a reduction to revenue growth of $44 million and an increase to EBITDA growth of $2 million primarily related to the acquisition of Landal GreenParks in May 2004 and Canvas Holidays Limited in October 2004.

(D)	Includes an increase to revenue and EBITDA growth of $6 million each primarily related to the sale of Equivest Capital in March 2004.
(E)
Includes a reduction to revenue and EBITDA growth of $99 million and $10 million, respectively, primarily related to the acquisitions of Orbitz, Inc. (November 2004), ebookers plc (February 2005) and Flairview Travel (April 2004), partially offset by the transfer of the Company’s membership travel business to the discontinued Marketing Services division.

(F)	See Table 2 for a reconciliation of Pretax Income to Net Income.

Table 4
(page 1 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS (*)
(Revenue dollars in thousands)

	First Quarter
	2005	2004	% Change
REAL ESTATE SERVICES SEGMENT

Real Estate Franchise
Closed Sides (A)	389,374	341,741	14%
Average Price	$208,412	$181,466	15%
Royalty and Marketing Revenue (B)	$115,870	$89,735	29%
Total Revenue (B)	$125,266	$98,434	27%

Real Estate Brokerage
Closed Sides	91,757	95,767	(4%)
Average Price	$463,177	$385,365	20%
Net Revenue from Real Estate Transactions (C)	$1,097,687	$940,013	17%
Total Revenue (C)	$1,113,164	$951,710	17%

Relocation
Transaction Volume	18,629	18,992	(2%)
Total Revenue	$105,626	$105,705	—

Settlement Services
Purchase Title and Closing Units	29,323	27,605	6%
Refinance Title and Closing Units	11,914	12,915	(8%)
Total Revenue	$68,430	$62,632	9%

HOSPITALITY SERVICES SEGMENT

Lodging
RevPAR (D)	$25.53	$22.50	13%
Weighted Average Rooms Available (D)	517,354	511,962	1%
Royalty, Marketing and Reservation Revenue (C)	$84,704	$77,830	9%
Total Revenue (C)	$111,727	$93,063	20%

RCI
Average Number of Subscribers	3,147,721	2,994,799	5%
Subscriber Related Revenue	$173,451	$163,779	6%
Total Revenue	$179,877	$169,542	6%

Vacation Rental Group (E)
Cottage Weeks Sold	321,616	325,568	(1%)
Total Revenue	$103,628	$68,343	52%

(*)
Certain of the 2004 amounts presented herein have been revised to reflect the new segment reporting structure and a new presentation of drivers. All comparable quarterly amounts for 2003 and 2004 are available on the Cendant website, which may be accessed at www.cendant.com.

(A)
The 2005 amount reflects a 5% increase resulting from a refinement to how we estimate transactions that closed during the quarter when those transactions have not yet been reported to us by our franchisees. Excluding this effect, closed sides increased 9%.

(B)	During the three months ended March 31, 2005 and 2004, intercompany royalties paid by NRT were $73 million and $64 million, respectively.
(C)	The 2005 amounts include the revenues of businesses acquired during or subsequent to first quarter 2004 and are therefore not comparable to the 2004 amounts.
(D)
We acquired the Ramada International Hotels and Resorts trademark on December 10, 2004. The 2004 drivers do not include RevPAR and Weighted Average Rooms Available of Ramada International. On a comparable basis (excluding Ramada International from the 2005 amounts), RevPAR would have increased 10% and Weighted Average Rooms Available would have decreased 4%.

(E)
We acquired Landal GreenParks on May 5, 2004. Revenue generated by Landal prior to acquisition is not reflected in the revenue data presented herein and, therefore, the revenue data are not comparable. However, the number of cottage weeks sold for first quarter 2004 has been adjusted to include 84,583 cottage weeks sold by Landal so as to present comparable driver data.

Table 4
(page 2 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS (*)
(Revenue dollars in thousands)

	First Quarter
	2005	2004	% Change
TIMESHARE RESORTS SEGMENT

Tours	194,908	181,038	8%
Total Revenue	$368,458	$350,451	5%

VEHICLE RENTAL SEGMENT

Car
Rental Days (000’s)	22,044	20,036	10%
Time and Mileage Revenue per Day	$38.84	$39.74	(2%)
Total Car Revenue	$986,494	$909,143	9%

Truck
Total Truck Revenue	$102,047	$91,888	11%

TRAVEL DISTRIBUTION SERVICES SEGMENT

Transaction Volume, by Region (000’s) (A)
United States	30,395	28,283	7%
International	45,856	47,378	(3%)
Transaction Volume, by Channel (000’s)
Traditional Agency	66,404	68,812	(3%)
Online (A)	9,847	6,849	44%

Online Gross Bookings ($000’s) (B)	$1,868,862	$1,568,140	19%
Offline Gross Bookings ($000’s) (B)	$158,339	$319,358	(50%)

GDS and Supplier Services Revenue (C)	$397,697	$409,465	(3%)
Owned Travel Agency Revenue (D)	$153,911	$42,600	261%

(*)
Certain of the 2004 amounts presented herein have been revised to reflect the new segment reporting structure and a new presentation of drivers. All comparable quarterly amounts for 2003 and 2004 are available on the Cendant website, which may be accessed at www.cendant.com.

(A)	Includes supplier link and merchant hotel transactions not booked through the Galileo GDS system.
(B)
We acquired ebookers plc on February 28, 2005, Orbitz, Inc. on November 12, 2004 and Flairview Travel on April 2, 2004. Revenue generated by these businesses prior to acquisition is not reflected in the revenue data presented herein and, therefore, the revenue data are not comparable. However, the online gross bookings and offline gross bookings data for first quarter 2004 have been adjusted to include bookings of $1,288 million and $105 million, respectively, by these businesses so as to present comparable driver data.

(C)	We refer to this as our “Order Taker” business. Includes Galileo revenue of $390.4 million and $401.1 million for first quarter 2005 and 2004, respectively.
(D)	We refer to this as our “Order Maker” business, which is primarily comprised of ebookers, Orbitz, Flairview, Cheaptickets and Lodging.com.

Table 5

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$1.4	$0.5
Assets of discontinued operations	1.1	6.6
Other current assets	3.3	2.6

Total current assets	5.8	9.7

Property and equipment, net	1.6	1.7
Goodwill	11.2	11.1
Other non-current assets	4.2	5.4

Total assets exclusive of assets under programs	22.8	27.9

Assets under management programs	11.9	14.7

Total assets	$34.7	$42.6

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.4	$0.7
Liabilities of discontinued operations	0.7	5.3
Other current liabilities	4.3	4.4

Total current liabilities	6.4	10.4

Long-term debt	3.5	3.6
Other non-current liabilities	1.5	1.5

Total liabilities exclusive of liabilities under programs	11.4	15.5

Liabilities under management programs (*)	12.1	14.4

Total stockholders’ equity	11.2	12.7

Total liabilities and stockholders’ equity	$34.7	$42.6

(*)	Liabilities under management programs includes deferred income tax liabilities of $1.8 billion and $2.2 billion as of March 31, 2005 and December 31, 2004, respectively.

Table 6

Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (*)
(In millions)

		March 31,	December 31,
Maturity Date		2005	2004
	Net Debt
August 2006	6 7/8% notes	$850	$850
August 2006	4.89% notes	100	100
January 2008	6 1/4% notes	798	797
March 2010	6 1/4% notes	349	349
January 2013	7 3/8% notes	1,191	1,191
March 2015	7 1/8% notes	250	250
November 2009	Revolver borrowings (A)	1,310	650
	Net hedging gains (losses) (B)	(29)	17
	Other	89	126

	Total Debt	4,908	4,330
	Less: Cash and cash equivalents	1,363	467

	Net Debt	$3,545	$3,863

	Net Capitalization
	Total Stockholders’ Equity	$11,195	$12,695
	Total Debt (per above)	4,908	4,330

	Total Capitalization	16,103	17,025
	Less: Cash and cash equivalents	1,363	467

	Net Capitalization	$14,740	$16,558

	Net Debt to Net Capitalization Ratio (C)	24.1%	23.3%

	Total Debt to Total Capitalization Ratio	30.5%	25.4%

(*)	Amounts presented herein exclude assets and liabilities under management programs.
(A)	As of March 31, 2005, this balance primarily reflects borrowings of approximately $1.0 billion to fund the acquisition of Gullivers Travel Associates on April 1, 2005.
(B)
As of March 31, 2005, this balance represents $159 million of mark to market adjustments on current interest rate hedges, partially offset by $130 million of net gains resulting from the termination of interest rate hedges, which will be amortized by the Company to reduce future interest expense.

(C)	See Table 10 for a description of this ratio.

Table 7

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31,
	2005	2004
Operating Activities
Net cash provided by operating activities exclusive of management programs	$319	$136
Net cash provided by operating activities of management programs	266	210

Net Cash Provided by Operating Activities	585	346

Investing Activities
Property and equipment additions	(78)	(91)
Net assets acquired, net of cash acquired, and acquisition-related payments	(455)	(123)
Proceeds received on asset sales	6	18
Proceeds from disposition of businesses, net of transaction-related payments	958	42
Other, net	21	45

Net cash provided by (used in) investing activities exclusive of management programs	452	(109)

Management programs:
Net change in program cash	(143)	144
Net change in investment in vehicles	(1,493)	(1,440)
Net change in relocation receivables	(3)	19
Net change in mortgage servicing rights, related derivatives and mortgage-backed securities	12	141

	(1,627)	(1,136)

Net Cash Used in Investing Activities	(1,175)	(1,245)

Financing Activities
Proceeds from borrowings	—	19
Principal payments on borrowings	(63)	(10)
Net change in short-term borrowings	660	—
Issuances of common stock	120	207
Repurchases of common stock	(231)	(612)
Payments of dividends	(96)	(72)
Cash reduction due to spin-off of PHH	(259)	—
Other, net	2	(1)

Net cash provided by (used in) financing activities exclusive of management programs	133	(469)

Management programs:
Proceeds from borrowings	3,846	3,039
Principal payments on borrowings	(2,451)	(2,039)
Net change in short-term borrowings	(39)	129
Other, net	(6)	(4)

	1,350	1,125

Net Cash Provided by Financing Activities	1,483	656

Effect of changes in exchange rates on cash and cash equivalents	(27)	(14)
Cash provided by discontinued operations	30	43

Net increase (decrease) in cash and cash equivalents	896	(214)
Cash and cash equivalents, beginning of period	467	746

Cash and cash equivalents, end of period	$1,363	$532

Table 8

Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS (*)
(In millions)

	Three Months Ended
	March 31,
	2005	2004
Pretax income	$179	$296
Addback of non-cash depreciation and amortization:
Non-program related	137	111
Pendings and listings	3	4
Addback of non-cash valuation charge associated with PHH spin-off	180	—
Tax payments, net of refunds	(22)	(56)
Working capital and other	(152)	(201)
Capital expenditures	(78)	(91)
Management programs (A)	(11)	199

Free Cash Flow	236	262

Current period acquisitions, net of cash acquired	(393)	(100)
Payments related to prior period acquisitions	(62)	(23)
Proceeds from disposition of businesses, net	958	42
Net repurchases of common stock	(111)	(405)
Payment of dividends	(96)	(72)
Investments and other (B)	26	73
Cash reduction due to spin-off of PHH	(259)	—
Net borrowings	597	9

Net increase (decrease) in cash and cash equivalents (per Table 7)	$896	$(214)

(*)	See Table 10 for a description of Free Cash Flow.
(A)
Cash flows related to management programs may fluctuate significantly from period to period due to the timing of the underlying transactions. For the three months ended March 31, 2005 and 2004, the net cash flows from the activities of management programs are reflected on Table 7 as follows: (i) net cash provided by operating activities of $266 million and $210 million, respectively, (ii) net cash used in investing activities of $1,627 million and $1,136 million, respectively, and (iii) net cash provided by financing activities of $1,350 million and $1,125 million, respectively.

(B)	Represents net cash provided by discontinued operations, the effects of exchange rates on cash and cash equivalents and other investing and financing activities.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended
	March 31,
	2005	2004
Free Cash Flow (per above)	$236	$262
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management programs	1,627	1,136
Financing activities of management programs	(1,350)	(1,125)
Capital expenditures	78	91
Proceeds received on asset sales	(6)	(18)

Net Cash Provided by Operating Activities (per Table 7)	$585	$346

Full Year 2005
Projected
Free Cash Flow	$1,800 - $2,000
Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing and financing activities of management programs	800 - 1,000
Capital expenditures	450 - 500

Net Cash Provided by Operating Activities	$3,050 - $3,500

Table 9

Cendant Corporation and Subsidiaries
HISTORICAL SELECTED FINANCIAL DATA
(In millions)

The financial information presented below has been revised to reflect discontinued operations treatment for (i) the Company’s former fuel card business, Wright Express Corporation, which was disposed of in February 2005, (ii) the Company’s former fleet leasing and appraisal businesses, which were spun-off with its former mortgage business in January 2005 (the Company was prohibited from presenting the former mortgage business as a discontinued operation due to its participation in a venture), (iii) the Company’s Marketing Services division, for which its Board of Directors formally approved a plan to dispose of in March 2005 and (iv) the Company’s former tax preparation business, Jackson Hewitt Tax Service Inc., which was disposed of in June 2004. The financial information below also reflects a change in the Company’s segment reporting structure whereby (i) the Company’s timeshare resort businesses have been segregated from the Hospitality Services segment and reported as a separate segment, Timeshare Resorts, and (ii) the Company's settlement services business have been reclassified from the Mortgage Services segment to the Real Estate Services segment.

		2004
	Revenues	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
	Real Estate Services	$1,216	$1,908	$1,856	$1,572	$6,552

	Hospitality Services	331	320	365	324	1,340
	Timeshare Resorts	350	381	424	389	1,544
	Vehicle Rental	1,001	1,119	1,243	1,061	4,424

	Total Travel Content	1,682	1,820	2,032	1,774	7,308

	Travel Distribution Services	452	448	437	451	1,788

	Total Travel	2,134	2,268	2,469	2,225	9,096

	Total Core Operating Segments	3,350	4,176	4,325	3,797	15,648
	Mortgage Services	152	217	175	156	700
	Corporate and Other	38	11	5	2	56

	Total Company	$3,540	$4,404	$4,505	$3,955	$16,404

		2004
	EBITDA	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
	Real Estate Services	$131	$383	$379	238	$1,131

	Hospitality Services	126	120	131	83	460
	Timeshare Resorts	43	58	80	73	254
	Vehicle Rental	68	140	179	80	467

	Total Travel Content	237	318	390	236	1,181

	Travel Distribution Services	124	118	123	101	466

	Total Travel	361	436	513	337	1,647

	Total Core Operating Segments	492	819	892	575	2,778
	Mortgage Services	1	58	29	9	97
	Corporate and Other	(5)	(39)	(30)	8	(66)

	Total Company	488	838	891	592	2,809

Less:	Non-program related depreciation and amortization	111	113	118	141	483
	Non-program related interest expense, net	77	70	32	66	245
	Early extinguishment of debt	—	18	—	—	18
	Amortization of pendings and listings	4	4	5	3	16

	Income before income taxes and minority interest	296	633	736	382	2,047
	Provision for income taxes	92	212	238	132	674
	Minority interest, net of tax	4	1	1	2	8

	Income from continuing operations	200	420	497	248	1,365
	Income from discontinued operations, net of tax	241	73	96	109	519
	Gain on disposal of discontinued operations, net of tax	—	198	—	—	198

	Net income	$441	$691	$593	$357	$2,082

	Diluted earnings per share
	Income from continuing operations	$0.19	$0.40	$0.47	$0.23	$1.28
	Income from discontinued operations	0.23	0.07	0.09	0.10	0.49
	Gain on disposal of discontinued operations	—	0.19	—	—	0.19

	Net income	$0.42	$0.66	$0.56	$0.33	$1.96

Table 10

Cendant Corporation and Subsidiaries
Definitions of Non-GAAP Measures

The accompanying press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided below the reasons we present these non-GAAP financial measures and a description of what they represent.

EBITDA
Represents income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation, and it is a factor in measuring performance in our incentive compensation plans. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with generally accepted accounting principles and our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA to pretax income is included in Table 1 and a reconciliation of pretax income to net income is included in Table 2, both of which accompany this press release.

Net Debt to Net Capitalization Ratio
Represents (i) net corporate debt (which reflects total corporate debt adjusted to assume the application of available cash to reduce outstanding indebtedness) divided by (ii) net capitalization (which reflects total capitalization also adjusted for the application of available cash). We believe that this ratio is useful in measuring the Company’s leverage and indicating the strength of its financial condition. We also believe that adjusting corporate debt to assume the application of available cash to reduce outstanding indebtedeness eliminates the effect of timing differences relating to the use of debt proceeds. A reconciliation of the “Net Debt to Net Capitalization Ratio” to the appropriate measure recognized under generally accepted accounting principles (Total Debt to Total Capitalization Ratio) is presented in Table 6, which accompanies this press release.

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) the investing and financing activities of our management programs, and (iii) asset sales. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented in Table 8, which accompanies this press release.

Organic Growth
Represents the results of our reportable operating segments excluding the impact of acquisitions and dispositions. We believe that Organic Growth is useful to management and the Company’s investors in evaluating the operating performance of its reportable segments on a comparable basis. We also present Organic EBITDA growth excluding charges associated with the 2005 restructuring activities undertaken following the PHH spin-off and initial public offering of Wright Express. Our management believes this metric is useful in measuring the normalized performance of the Company’s reportable operating segments. The reconciliations of Organic revenue and EBITDA growth to the comparable measures recognized under generally accepted accounting principles are presented in Table 3, which accompanies this press release.

2005 EPS from Continuing Operations before Transaction Related Charges
Represents EPS from Continuing Operations adjusted to exclude the non-cash impairment charge of $0.17 per share and restructuring and transaction-related costs of $0.03 per share. We believe that by providing the calculation of EPS from Continuing Operations both including and excluding these charges, we are enhancing an investor’s ability to analyze our financial results on a comparable basis, thereby providing greater transparency. We also believe that excluding the impairment charge is useful to investors because it is a non-cash charge directly resulting from the spin-off of PHH and will not recur in subsequent periods. EPS from Continuing before Transaction Related Charges should not be considered in isolation or as a substitute for EPS from Continuing Operations prepared in accordance with generally accepted accounting principles. A reconciliation of EPS from Continuing Operations before Transaction Related Charges to the most comparable measure (EPS from Continuing Operations) recognized under generally accepted accounting principles is presented within the body of the accompanying press release.